Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

FDA GRANTS FAST TRACK DESIGNATION TO CARDIUM’S PHASE 3

ANGIOGENIC GENE THERAPY FOR HEART DISEASE

SAN DIEGO, CA – July 18, 2007 – Cardium Therapeutics (OTCBB: CDTP) announced that the U.S. Food and Drug Administration (FDA) has granted fast track designation to the Company’s lead product candidate, Generx™ (alferminogene tadenovec, Ad5FGF-4) for the potential treatment of myocardial ischemia. Myocardial ischemia, insufficient blood flow within the heart muscle, gives rise to angina associated with coronary heart disease. Generx represents a new therapeutic class of biologics designed to promote angiogenesis, a natural process of blood vessel growth within the heart muscle, following a one-time intracoronary administration from a standard cardiac infusion catheter.

The fast track program is designed to facilitate the development and expedite the review of new drug and biologic products that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Fast track designation allows a company to submit portions of a biologic license application (BLA) on a rolling basis, allowing the FDA to review sections of the BLA prior to receiving the complete application. In addition, fast track designation ordinarily allows the opportunity for increased interactions with the FDA and the potential for priority review.

“We are pleased that the FDA has recognized the urgent and unmet medical need for effective new therapies for the treatment of patients with recurrent angina associated with heart disease,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium. “This represents a significant regulatory milestone in the development of Generx, and further underscores its potential to promote a disease-modifying improvement based on therapeutic angiogenesis in patients with coronary heart disease.”

The granting of fast track designation by the FDA follows the conclusion of four clinical studies of Generx, which to date have involved more than 650 patients with coronary heart disease. The Company recently initiated the Phase 3 AWARE clinical study (Angiogenesis in Women with Angina pectoris who are not candidates for Revascularization). The randomized, placebo-controlled, double-blind AWARE trial is expected to enroll approximately 300 women with recurrent stable angina pectoris who are not candidates for revascularization and who are receiving optimal drug therapy. The primary endpoint is the improvement in time to onset of electrocardiogram changes diagnostic of myocardial ischemia during exercise treadmill testing at six months. The secondary endpoints are improvement in myocardial blood flow within the affected heart muscle measured by adenosine SPECT imaging (single photon emission computed tomography), as well as improvements in other measures of angina. The AWARE study is expected to include up to 50 U.S. clinical centers. Enrollment criteria, participating sites and other information about the AWARE trial can be found at http://www.clinicaltrials.gov/ct/show/NCT00438867.

About Women and Heart Disease

An estimated 7.2 million American women are currently living with coronary heart disease and more than 4.6 million women suffer from angina. The American Heart Association reports that more women’s lives are claimed annually by cardiovascular disease than by the next five leading causes of death combined (all cancers combined, chronic obstructive pulmonary disease (COPD), Alzheimer’s, diabetes and accidents). Despite these stark statistics, surveys indicate that nearly half of women are not aware that heart disease is the leading cause of death among women, and only 20 percent identified heart disease as the greatest health problem facing women today. Observed differences between men and women with coronary heart disease are not fully understood. Some researchers believe the differences may be the result of microvascular disease, the narrowing or stiffening of the smaller arteries and arterioles that nourish the heart. While microvascular disease is believed to affect both men and women with coronary heart disease, the prevalence is apparently somewhat higher in women and in patients with diabetes.

About Generx

Generx™ (alferminogene tadenovec, Ad5FGF-4) is the lead product candidate in a new therapeutic class of cardiovascular biologics that is being developed to leverage the body’s natural healing processes in response to repeated ischemic stress (insufficient blood flow and myocardial oxygen supply due to coronary heart disease). The natural biologic response to repeated transient ischemia is angiogenesis, the growth of new collateral blood vessels. These newly-formed vessels can effectively augment blood flow and oxygen delivery to parts of the patient’s heart downstream from a blockage in a coronary artery. In many patients however, including those with recurrent angina, coronary collateral vessel formation is insufficient to meet the heart’s needs during stress. Currently available anti-anginal drugs, which may provide symptomatic relief, are generally designed to alter the oxygen demand of the heart muscle or dilate vessels to temporarily relieve angina. Generx is an angiogenic therapeutic that is designed to promote the heart’s natural response of collateral growth and to increase blood flow in the microcirculation.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx (alferminogene tadenovec, Ad5FGF-4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its recent 2006 Annual Report at www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study will be reproduced in subsequent studies, that our clinical trials can be conducted in a timely and effective manner, that clinical trials and other efforts to accelerate the development of our Generx™ product candidate will be successful, that necessary regulatory approvals will be obtained, that our actual or proposed products and treatments will prove to be sufficiently safe and effective, that competing products will not be safer, more effective or less expensive, that third parties on whom we depend will perform as anticipated, or that our products or product candidates will lead to value enhancing or partnering opportunities. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic product candidates, risks and uncertainties that are inherent in the conduct of human clinical trials, including the cost, timing and results of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™ and GAM™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System™ and Accutrol™

are trademarks of InnerCool Therapies, Inc.